                                                                     EXHIBIT 2.4

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                                  BROMAR, INC.,
                          AS THE SURVIVING CORPORATION,
                             MSSC CALIFORNIA, INC.,
                        AS THE NON-SURVIVING CORPORATION,
                                       AND
                       MARKETING SPECIALISTS SALES COMPANY
                    FOR THE LIMITED PURPOSES SET FORTH HEREIN

                          DATED AS OF OCTOBER 18, 1996

                                TABLE OF CONTENTS

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ARTICLE I - THE MERGER............................................................................................1
         SECTION 1.01.     The Merger.............................................................................1
         SECTION 1.02.     Effective Time.........................................................................1
         SECTION 1.03.     Effect of the Merger...................................................................2
         SECTION 1.04.     Certificate of Incorporation...........................................................2
         SECTION 1.05.     Bylaws.................................................................................2
         SECTION 1.06.     Additional Actions.....................................................................2
         SECTION 1.07.     Conversion of Securities...............................................................2
         SECTION 1.08.     Dissenting Shares......................................................................3
         SECTION 1.09.     Surrender of Shares, Stock Transfer Books..............................................3
         SECTION 1.10.     Deposit................................................................................5

ARTICLE II - CLOSING..............................................................................................6
         SECTION 2.01.     Closing................................................................................6
         SECTION 2.02.     Deliveries by Bromar...................................................................6
         SECTION 2.03.     Deliveries by MSSC California and Marketing Specialists................................7

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BROMAR............................................................7
         SECTION 3.01.     Organization and Qualification of Bromar...............................................7
         SECTION 3.02.     Power and Capacity; Charter Documents of Bromar........................................7
         SECTION 3.03.     Subsidiaries...........................................................................8
         SECTION 3.04.     Capitalization and Ownership of Bromar.................................................9
         SECTION 3.05.     No Conflicts...........................................................................9
         SECTION 3.06.     Consents and Approvals................................................................10
         SECTION 3.07.     Financial and Operating Statements....................................................10
         SECTION 3.08.     No Undisclosed or Contingent Liabilities..............................................11
         SECTION 3.09.     Assets of the Company.................................................................11
         SECTION 3.10.     Absence of Certain Changes............................................................12
         SECTION 3.11.     Real Property.........................................................................14
         SECTION 3.12.     Company Equipment.....................................................................15
         SECTION 3.13.     Contracts and Commitments.............................................................16
         SECTION 3.14.     Intellectual Property.................................................................17
         SECTION 3.15.     Inventory.............................................................................18
         SECTION 3.16.     Commitments and Returns...............................................................18
         SECTION 3.17.     Accounts Receivable...................................................................18
         SECTION 3.18.     Pension and Other Employee Plans and Agreements.......................................19
         SECTION 3.19.     Litigation............................................................................20
         SECTION 3.20.     Insurance.............................................................................21
         SECTION 3.21.     Collective Bargaining Agreements; Compensation;
                               Employee Agreements...............................................................21
         SECTION 3.22.     Labor Matters.........................................................................21
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         SECTION 3.23.     Compliance with Law...................................................................22
         SECTION 3.24.     Permits...............................................................................22
         SECTION 3.25.     Environmental Matters.................................................................23
         SECTION 3.26.     Tax Matters...........................................................................24
         SECTION 3.27.     Product Liability.....................................................................26
         SECTION 3.28.     Title to Assets.......................................................................26
         SECTION 3.29.     Accuracy of Disclosure................................................................26
         SECTION 3.30.     Redemptions of Capital Stock by Bromar................................................26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF
                    MSSC CALIFORNIA AND MARKETING SPECIALISTS....................................................26
         SECTION 4.01.     Organization and Qualification - MSSC California......................................26
         SECTION 4.02.     Organization and Qualification - Marketing Specialists................................27
         SECTION 4.03.     Power and Capacity; Charter Documents of MSSC California..............................27
         SECTION 4.04.     Power and Capacity; Charter Documents of Marketing Specialists........................27
         SECTION 4.05.     No Conflicts..........................................................................28
         SECTION 4.06.     Consents and Approvals................................................................28
         SECTION 4.07.     Accredited Investor...................................................................28
         SECTION 4.08.     Absence of Market.....................................................................29
         SECTION 4.09.     Investment Purposes...................................................................29

ARTICLE V - OTHER OBLIGATIONS OF THE PARTIES.....................................................................29
         SECTION 5.01.     Conduct of Company Business...........................................................29
         SECTION 5.02.     Access to Books and Records...........................................................32
         SECTION 5.03.     Consents..............................................................................32
         SECTION 5.04.     Other Transactions....................................................................32
         SECTION 5.05.     Supplemental Disclosure...............................................................32
         SECTION 5.06.     Governmental Filings..................................................................33
         SECTION 5.07.     Covenant to Satisfy Conditions........................................................33
         SECTION 5.08.     Confidentiality.......................................................................33
         SECTION 5.09.     Employees.............................................................................33
         SECTION 5.10.     Damage or Destruction.................................................................33
         SECTION 5.11.     Employment Agreements.................................................................34
         SECTION 5.12.     Management Support....................................................................34
         SECTION 5.13.     Shareholder Meeting of Bromar.........................................................34
         SECTION 5.14.     Information Delivered to Shareholders.................................................34
         SECTION 5.15.     Resignation of Officers and Directors.................................................34
         SECTION 5.16.     Use of Name...........................................................................34
         SECTION 5.17.     Payment of Certain Transactional Fees by Marketing Specialists........................34
         SECTION 5.18.     Provision of Monthly Financial Statements; Accounts Receivable........................35
         SECTION 5.19.     Funding...............................................................................35

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ARTICLE VI - CONDITIONS PRECEDENT................................................................................35
         SECTION 6.01.     Conditions Precedent to Obligations of MSSC
                               California and Marketing Specialists..............................................35
         SECTION 6.02.     Conditions Precedent to Obligations of Bromar.........................................38

ARTICLE VII - TERMINATION OF AGREEMENT...........................................................................39
         SECTION 7.01.     Termination of Agreement..............................................................39
         SECTION 7.02.     Procedure Upon Termination............................................................39
         SECTION 7.03.     Effect of Termination of Agreement in Certain Instances...............................40
         SECTION 7.04.     Limitation on Damages.................................................................40

ARTICLE VIII - MISCELLANEOUS.....................................................................................40
         SECTION 8.01.     Survival of Representations...........................................................40
         SECTION 8.02.     Limitation of Liability...............................................................41
         SECTION 8.03.     Commissions...........................................................................41
         SECTION 8.04.     Definition of Knowledge...............................................................41
         SECTION 8.05.     Definition of Material Adverse Effect and Material
                               Adverse Change....................................................................41
         SECTION 8.06.     Glossary..............................................................................41
         SECTION 8.07.     Expenses, Taxes, Etc..................................................................41
         SECTION 8.08.     Successors and Assigns................................................................41
         SECTION 8.09.     No Third-Party Benefit................................................................42
         SECTION 8.10.     Entire Agreement; Amendment...........................................................42
         SECTION 8.11.     Reformation and Severability..........................................................42
         SECTION 8.12.     Notices...............................................................................42
         SECTION 8.13.     GOVERNING LAW.........................................................................43
         SECTION 8.14.     Counterparts..........................................................................43

Exhibit "A"   - Articles of Incorporation of Bromar
Exhibit "B"   - Form of Release Regarding Bromar
Exhibit "C"   - Form of Release Regarding Subsidiaries
Exhibit "D"   - Management Support Agreement
Exhibit "E"   - Opinion of Bromar's Counsel
Exhibit "F"   - Opinion of  MSSC California's and Marketing Specialists' Counsel

Appendix I    - Year End Audited Financial Statements
Appendix II   - 1996 Financial Statements
Appendix III  - Glossary

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 18, 1996, is by and among Bromar, Inc., a California corporation ("BROMAR" or, in certain cases, following the merger referenced herein, the "SURVIVING CORPORATION"), Marketing Specialists Sales Company, a Texas corporation ("MARKETING SPECIALISTS"), and MSSC California, Inc., a Delaware corporation and a wholly owned subsidiary of Marketing Specialists ("MSSC CALIFORNIA").


                             INTRODUCTORY STATEMENTS

         Bromar, MSSC California and Marketing Specialists desire to effect the merger of MSSC California with and into Bromar, with Bromar as the surviving corporation, pursuant to the terms hereof (the "MERGER").

         Accordingly, for and in consideration of the foregoing and the mutual agreements, representations, warranties, covenants and conditions herein set forth, and other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, the Merger shall be consummated in accordance with the General Corporation Law of the State of California (the "CALIFORNIA LAW") and the General Corporation Law of the State of Delaware (the "DELAWARE LAW") as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article VI hereof. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Delaware Law and the California Law, MSSC California shall be merged with and into Bromar, the separate corporate existence of MSSC California shall cease, and Bromar shall continue as the Surviving Corporation.

         SECTION 1.02. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law, and by filing an agreement of merger, with officers' certificates of both Bromar and MSSC California attached thereto, with the Secretary of State of the State of California in such form as is mutually acceptable to the parties and as required by, and executed in accordance with, the relevant provisions of the California Law. The Merger shall become effective upon the filing of such agreement of merger with the Secretary of State of the State of California (the "EFFECTIVE TIME").

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger in California shall be as provided in Section 1107 of the California Law and the effect of the Merger in Delaware shall be as provided in
Section 252 of the Delaware Law.

         SECTION 1.04. Certificate of Incorporation. At the Effective Time, the Articles of Incorporation of Bromar shall be amended and restated to be in the form of Exhibit "A" hereto and shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law (as defined herein).

         SECTION 1.05. Bylaws. The Bylaws of Bromar, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law.

         SECTION 1.06. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Bromar or MSSC California acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Bromar and MSSC California, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Bromar and MSSC California or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 1.07. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Bromar, MSSC California or the holder of any of the following securities:

         (a) Each share (individually, a "COMMON SHARE" and, collectively, the "COMMON SHARES") of common stock of Bromar (the "COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock to be canceled pursuant to Section 1.07(b) and any Dissenting Shares (as defined herein), shall be converted into the right to receive the amount (the "PER COMMON SHARE AMOUNT") obtained by dividing (x) the aggregate amount of $26,005,000 (such aggregate amount being termed the "AGGREGATE EXCHANGE AMOUNT") by (y) the total number of Common Shares issued and outstanding at the Effective Time; provided, that such conversion shall be effected in accordance with the provisions of this Article I upon surrender of the certificate representing such Common Share. Based upon 529,879 Common Shares issued and outstanding at the Effective Time, the Per Common Share Amount would be approximately $49.08.

         (b) Each share of Common Stock, if any, held in the treasury of Bromar shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto.

         (c) Each share of Common Stock, par value $.01 per share, of MSSC California issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one share, validly issued, fully paid and nonassessable, of Common Stock of the Surviving Corporation. Immediately following the Effective Time, the Common Stock of the Surviving Corporation held by Marketing Specialists shall represent all of the issued and outstanding capital stock of the Surviving Corporation.

         (d) From and after the Effective Time, holders of certificates evidencing Common Shares that were issued prior to the Merger shall cease to have any rights as shareholders of Bromar or the Surviving Corporation, except as provided otherwise by Law.

         SECTION 1.08. Dissenting Shares.

         (a) Any Common Shares held by a holder who has not voted such shares in favor of the approval and adoption of this Agreement and who has properly demanded and perfected such demand for appraisal of such shares in accordance with Chapter 13 of the California Law and as of the Effective Time has neither effectively withdrawn nor lost such right to such appraisal ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Per Common Share Amount, pursuant to Section 1.07 hereof, but the holder thereof shall only be entitled to such rights as are granted by Chapter 13 of the California Law.

         (b) Notwithstanding the provisions of subsection (a) of this Section, if any holder of Common Shares who demands appraisal of such shares under the California Law shall effectively withdraw or lose (through failure to perfect or otherwise) such right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's shares shall automatically be converted into and represent only the right to receive the consideration as provided in Section 1.07 without interest thereon, upon surrender of the certificate or certificates representing such shares and such shares shall no longer be Dissenting Shares. Furthermore, upon surrender of Dissenting Shares in accordance with the provisions of Section 1.09 hereof, the holder thereof shall be deemed to have waived his appraisal rights under the California Law with respect to such Common Shares.

         (c) Bromar shall give MSSC California and, after the Merger, the Surviving Corporation shall give Marketing Specialists (i) prompt notice of any written demands for appraisal or payment of the fair value of any Common Shares, withdrawals of such demands, and any other instruments served pursuant to the California Law received by Bromar or the Surviving Corporation and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Law. Prior to the Merger, Bromar shall not voluntarily make any payment with respect to any demands for appraisal or, except with the prior written consent of MSSC California, settle or offer to settle any such demands.

         SECTION 1.09. Surrender of Shares, Stock Transfer Books.

         (a) Prior to the Effective Time, Marketing Specialists shall designate a bank or trust company to act as agent for the holders of Common Shares (the "EXCHANGE AGENT") to receive the funds necessary to make the payments of the Per Common Share Amount contemplated by Section 1.07 and this Section 1.09.

         (b) At the Effective Time, MSSC California shall make available or cause to be made available to the Exchange Agent for disbursement in accordance with this Agreement an amount of cash (the "EXCHANGE FUND") equal to the amount obtained by subtracting (x) the Shareholders' Note Amount (as defined herein) from (y) the Aggregate Exchange Amount. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 1.07 out of the Exchange Fund. The Exchange Agent may invest all or portions of the Exchange Fund, as the Surviving Corporation shall direct, in United States Treasury Bills, each having a maturity of not more than 30 days. Any net profit resulting from, or interest or income produced by, the investment of the Exchange Fund shall be paid to the Surviving Corporation.

         (c) Each holder of a certificate or certificates representing any Common Shares canceled upon the Merger pursuant to Section 1.07 may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending nine months after the Effective Time. Marketing Specialists agrees that promptly after the Effective Time it shall distribute or shall cause the Exchange Agent to distribute to each holder of record of Common Shares as of the Effective Time a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon proper delivery thereof to the Exchange Agent) and instructions for use in effecting the surrender of such certificates for payment therefor. (Any holders of Common Shares who have lost or destroyed the certificates representing their Common Shares shall be required to execute an affidavit regarding such matters in a form to be distributed by the Exchange Agent and to indemnify the Surviving Corporation and Marketing Specialists against any other claimants of such Common Shares, but no bond or other security shall be required for such indemnity.) Upon surrender by such holder to the Exchange Agent of a certificate (or such executed affidavit and indemnity), together with such letter of transmittal duly executed, the holder of such certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares represented by such certificate and the Per Common Share Amount less the outstanding amount, if any, outstanding at the Effective Time under any note or other financing obligation entered into by such holder and Bromar in connection with the acquisition of the Common Shares represented by such certificate, whether or not such note or financing obligation is due pursuant to its terms (which outstanding amount is to be set off against the aggregate Per Common Share Amount otherwise due such holder); provided that, notwithstanding anything in this Agreement to the contrary, no amount of the Exchange Fund shall be released or distributed to any holder of Common Shares until Marketing Specialists has received written confirmation of the effectiveness of the Merger under the California Law from the Secretary of State of the State of California; provided, further, that Marketing Specialists shall provide the Exchange Agent with prompt written notice of its receipt of such written confirmation. The aggregate amount of all amounts outstanding at the Effective Time under any such notes or other financing obligations shall be termed the "SHAREHOLDERS' NOTE AMOUNT". Each certificate surrendered hereunder shall forthwith be canceled. Any amounts paid, released or distributed to any holder of Common Shares under this Agreement shall have deducted therefrom the amount of any withholding taxes due thereon regarding such holder.

         (d) If payment in respect of Common Shares is to be made to a Person (as defined herein) other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Marketing Specialists or the Exchange Agent that such tax either has been paid or is not payable. The registered holder of each certificate surrendered in accordance with the preceding sentence shall indemnify and hold the Exchange Agent and the parties hereto harmless from any claims by third parties (and any direct or indirect damages relating thereto) as to the title of such certificate or the Common Shares evidenced thereby. Until surrendered in accordance with the provisions of this Section 1.09, each certificate (other than certificates representing Dissenting Shares, which shall be treated in accordance with applicable provisions of the California Law) shall represent for all purposes whatsoever only the right to receive the Per Common Share Amount multiplied by the number of shares evidenced by such certificate, except as otherwise provided in subsection (c), above, without any interest thereon.

         (e) At the Effective Time, the stock transfer books of Bromar shall be closed and there shall be no further registration of transfers of shares of Common Stock issued prior to the Merger on the records of Bromar or the Surviving Corporation. If, after the Effective Time, such certificates for Common Stock are presented to the Surviving Corporation, they shall be entitled only to be canceled and exchanged for the Per Common Share Amount, as provided in Sections 1.07 and this Section 1.09. No interest shall accrue or be paid on any amount payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares.

         (f) Any portion of the Exchange Fund which remains unclaimed by the shareholders of Bromar for nine months after the Effective Time shall be repaid to the Surviving Corporation, and any shareholders of Bromar who have not theretofore complied with the provisions of Section 1.09(c) shall thereafter look only to the Surviving Corporation for payment of their claim for the Per Common Share Amount for each Common Share, as provided in Section 1.07 and this
Section 1.09, without any interest thereon.

         SECTION 1.10. Deposit. On the date hereof, MSSC California is depositing into escrow, pursuant to the terms of the Escrow Agreement dated as of August 29, 1996 among First Trust of California, National Association (the "ESCROW AGENT"), Bromar and Marketing Specialists (the "ESCROW AGREEMENT"), the amount of $1,000,000 to add to the amount already held in escrow under the Escrow Agreement (such aggregate amount being termed the "DEPOSIT"). Subject to
Section 7.03, in the event that this Agreement shall not be consummated because any of the conditions contained in Sections 6.02(a), (b), (e), (f), (g), (h) or
(j) hereof has not been satisfied on or prior to the Closing Date (as defined herein), the Deposit (together with all interest earned thereon) shall be delivered to Bromar. In the event that this Agreement shall not be consummated for any other reason, then the Deposit (with all interest earned thereon) shall be returned to MSSC California, subject to the provisions of Section 7.03. In the event that the Closing occurs, the Deposit (together with all interest earned thereon) shall be delivered to the Exchange Agent as part of the Exchange Fund. The parties agree to execute an instruction letter giving effect to the provisions of this

Section 1.10 and deliver such letter to the Escrow Agent promptly after occurrence of the appropriate event. If the Deposit is delivered to Bromar pursuant to this Section 1.10 and if on or prior to August 16, 1997 Bromar and/or its shareholders consummate a transaction (the "SECOND TRANSACTION") that results in the transfer of ownership of all or substantially all of Bromar's capital stock (or transaction of similar effect) at a price that is at least $26,505,000, then Marketing Specialists shall be entitled to receive back the lesser of (A) the amount of the Deposit and (B) the excess, if any, of (i) the aggregate price received by Bromar and Bromar's shareholders in the Second Transaction over (ii) the sum of (x) $26,505,000 and (y) the lesser of $500,000 and all of Bromar's direct out-of-pocket legal, accounting and financial advisor costs reasonably incurred and documented relating to the transactions contemplated hereby.


                                   ARTICLE II

                                     CLOSING

         SECTION 2.01. Closing. The consummation of the transactions contemplated hereby (the "CLOSING") shall, subject to the provisions of Article VI hereof, take place on November 6, 1996 at the offices of Andrews & Kurth L.L.P., 601 South Figueroa, Suite 4200, Los Angeles, California or at such other date, time and place as Bromar and MSSC California mutually agree. The date on which the Closing actually occurs is referred to herein as the "CLOSING DATE".

         SECTION 2.02. Deliveries by Bromar. At the Closing, Bromar shall deliver, or cause to be delivered, to MSSC California and Marketing Specialists (unless delivered previously) the following:

         (a) the Officers' Certificate referred to in Section 6.01(g) hereof;

         (b) the Certificate of the Secretary of Bromar referred to in Section 6.01(h) hereof;

         (c) a release by each director and executive officer of Bromar in the form of the release attached hereto as Exhibit "B", a release by each director of any subsidiary of Bromar in the form of the release attached hereto as Exhibit "C" (collectively, the "O&D RELEASES") and the resignations required by
Section 5.15 hereof;

         (d) the opinion of counsel referred to in Section 6.01(i) hereof;

         (e) executed counterparts of any consents required to be obtained by Bromar pursuant to Section 5.03 hereof;

         (f) the certificate regarding non-foreign status referred to in Section 6.01(n) hereof; and

         (g) all other previously undelivered documents, instruments and writings required to be delivered by Bromar to MSSC California or Marketing Specialists at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         SECTION 2.03. Deliveries by MSSC California and Marketing Specialists. At the Closing, MSSC California and Marketing Specialists shall deliver, or cause to be delivered, to Bromar (unless delivered previously) the following:

                  (a) the Officers' Certificates referred to in Section 6.02(e) hereof;

                  (b) the Secretary's Certificates referred to in Section 6.02(f) hereof,

                  (c) the opinion of counsel referred to in Section 6.02(g) hereof;

                  (d) the O&D Releases; and

                  (e) all other previously undelivered documents, instruments and writings required to be delivered by MSSC California or Marketing Specialists to Bromar at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

Furthermore, MSSC California shall deliver, or cause to be delivered, the Exchange Fund to the Exchange Agent by wire transfer in immediately available funds.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BROMAR

         Bromar hereby represents and warrants to MSSC California and Marketing Specialists as follows, except as otherwise set forth in the relevant section of the Disclosure Schedule:

         SECTION 3.01. Organization and Qualification of Bromar. Bromar is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of California and (b) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect (as defined herein) upon the Company (as defined herein) or the consummation of the transactions contemplated hereby. Each jurisdiction in which Bromar is qualified to do business is listed on Section 3.01 of the Disclosure Schedule. No jurisdiction in which Bromar is not qualified or licensed has claimed, in writing or otherwise, that Bromar is required to qualify or be licensed therein.

         SECTION 3.02. Power and Capacity; Charter Documents of Bromar.

         (a) Subject to the approval of the shareholders of Bromar in accordance with the terms of the California Law and this Agreement, Bromar has all requisite power and authority (corporate and otherwise) to enter into, execute and deliver this Agreement and perform its obligations hereunder. Bromar has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties. This Agreement has been duly executed and delivered by Bromar and is a valid and binding obligation of Bromar, enforceable in accordance with its terms.

         (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Bromar will not result in a violation or breach of or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of Bromar. Bromar has delivered to MSSC California true and complete copies of the Articles of Incorporation and the Bylaws of Bromar, as in effect on the date hereof, and any existing minute books and stock transfer books of Bromar and the Subsidiaries (as defined herein) for the last three years. Such minute books and stock transfer books are accurate and complete and contain the minutes of all meetings (and written consents in lieu thereof) of the shareholders and the board of directors of Bromar and the Subsidiaries held during the three years immediately preceding the date of this Agreement and record all issuances and transfers of record of the capital stock of Bromar and the Subsidiaries during such three years. All actions taken at such meetings were duly passed or ratified, and any actions taken by any committee of the board of directors of Bromar or the Subsidiaries were duly ratified by the appropriate board of directors.

         SECTION 3.03. Subsidiaries.

         (a) Section 3.03(a) of the Disclosure Schedule sets forth for each subsidiary, direct or indirect, of Bromar (each a "SUBSIDIARY"), its capital structure, its place of organization and the other jurisdictions in which it is qualified to do business. Each of the Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its respective state of incorporation, has all requisite corporate power and authority to own or lease and operate its properties and conduct its business as now conducted and is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect on the Company or the consummation of the transactions contemplated hereby. No jurisdiction in which any Subsidiary is not qualified or licensed has claimed, in writing or otherwise, that such Subsidiary is required to qualify or be licensed therein.

         (b) Bromar owns, free and clear of all liens, claims and encumbrances of any type ]whatsoever, and has the unrestricted power to dispose of and vote, all of the outstanding capital stock of each of the Subsidiaries. There are no outstanding or authorized options, warrants, subscriptions, calls, conversions or other rights, contracts, agreements, commitments or understandings of any kind obligating any Subsidiary to issue, sell, purchase, return or redeem any shares of its capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of, or other ownership interest in, any Subsidiary. All of the outstanding shares of the capital stock of each class of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights or any applicable Law.

         (c) Except for its interest in any Subsidiary, Bromar does not (i) own, beneficially or of record, any shares of any other corporation or entity or any interests in any partnerships or limited liability companies or (ii) participate in any manner in any joint ventures, corporate alliance agreements or corporate partnering agreements. Except for Bromar's interest in any Subsidiary, neither Bromar nor any Subsidiary has an interest in, or is subject to, any agreement, obligation or commitment to make any equity investment in or loan or advance to, any other Person (as defined herein).

         (d) For purposes of this Agreement, Bromar and the Subsidiaries shall collectively be termed the "COMPANY"; when such collective term is used in connection with financial issues, it shall refer to Bromar and the Subsidiaries as a consolidated whole. For example, when references are made to officers, directors and employees of the Company, it shall mean all officers, directors and shareholders of Bromar and the Subsidiaries.

         SECTION 3.04. Capitalization and Ownership of Bromar. Section 3.04 of the Disclosure Schedule lists, for Bromar, its authorized capitalization, the number of shares of its capital stock (or other equity interests) issued and outstanding, and the number of shares of its capital stock (or other equity interests) owned of record by each shareholder. All of the outstanding shares of the capital stock of Bromar are validly issued, fully paid and non-assessable. All such shares are owned free and clear of any lien, claim or encumbrance of any type whatsoever imposed by Bromar. There are no outstanding options, warrants or other rights to acquire any share of capital stock of Bromar, there are no outstanding securities authorized, granted or issued by Bromar that are convertible into or exchangeable for shares of its capital stock and there are no phantom stock rights, stock appreciation rights or similar rights regarding Bromar or any Subsidiary.

         SECTION 3.05. No Conflicts. The execution, delivery and performance of this Agreement by Bromar and the consummation of the transactions contemplated hereby will not:

         (a) result in the creation or imposition of any security interest, lien, charge or other encumbrance against the Company Assets (as defined herein), with or without the giving of notice and/or the passage of time, or

         (b) violate, conflict with, affect acceleration of, or result in termination, cancellation or modification of, or constitute a default under (i) any contract, agreement or other instrument to which the Company is a party or by which the Company or its assets is bound or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company is a party or by which the Company may be bound or affected, or to which any of the Company Assets may be subject, or

         (c) violate any statute or Law or any judgment, decree, order, writ, injunction, regulation or rule of any court or any local, state or federal governmental or regulatory authority, which violation, conflict, acceleration, requirement, termination, modification or default described in (a), (b), or (c) above could result in a Material Adverse Effect on the Company or the transactions contemplated by this Agreement.

         SECTION 3.06. Consents and Approvals. The Company is not required to obtain, transfer or cause to be transferred any consent, approval, license, permit or authorization of, or make any declaration, filing or registration with, any third party or any public body or authority in connection with (a) the execution and delivery by Bromar of this Agreement, or (b) the consummation of the Merger and the other transactions contemplated hereby or (c) the future conduct by the Surviving

Corporation of the business of the Company (the "COMPANY BUSINESS") including, without limitation, the Company's Parowax operations (the "PAROWAX BUSINESS") other than those that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), or that may be required solely by reason of MSSC California's or Marketing Specialists' participation in the transactions contemplated hereby.

         SECTION 3.07. Financial and Operating Statements.

         (a) Year End Audited Financial Statements. Attached hereto as Appendix I is a true and complete copy of the audited consolidated financial statements of the Company for the fiscal years ended December 31, 1994 and December 31, 1995, accompanied by an unqualified audit opinion of Ernst & Young LLP prepared in accordance with applicable Statement of Auditing Standards requirements (the "YEAR END AUDITED FINANCIAL STATEMENTS"). The Year End Audited Financial Statements include audited balance sheets of the Company as of December 31, 1994 and December 31, 1995 (such balance sheet being termed the "1995 AUDITED BALANCE SHEET"), together with related statements of operations, equity and cash flow of the Company (and notes thereto) for each of such periods. The Year End Audited Financial Statements are accurate and correct in all material respects and fairly present the combined financial position and the results of operations of the Company for the periods therein identified in conformity with generally accepted accounting principles ("GAAP") GAAP consistently applied.

         (b) Year End Adjusted Financial Statements. Attached hereto as Appendix II is a true and complete copy of unaudited consolidated financial statements of the Company for the eight months ended August 31, 1996, which have been prepared by the Chief Financial Officer of Bromar (the "1996 FINANCIAL STATEMENTS"). The 1996 Financial Statements include an unaudited balance sheet of the Company as of August 31, 1996 (such balance sheet being termed herein the "1996 BALANCE SHEET"). The 1996 Financial Statements are accurate and correct in all material respects and fairly present the financial position and results of operations of the Company for the period therein identified in conformity with GAAP consistently applied (except that the 1996 Financial Statements do not include notes or normal year end adjustments).

         (c) Accounting Records. The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions, dispositions and assets of the Company and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that
(A) transactions are executed in accordance with the management's general or specific authorization, and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets and (C) access to such books, records and accounts is permitted only in accordance with management's general or specific authorizations.

         SECTION 3.08. No Undisclosed or Contingent Liabilities. Except for (a) liabilities or obligations incurred by the Company in the ordinary course of business and not required by GAAP applied on a consistent basis to be set forth on the 1996 Balance Sheet (all of which such items are described in Section 3.08 of the Disclosure Schedule), and (b) liabilities and obligations incurred by the Company in the ordinary course of business since the date of the 1996 Balance Sheet (none of which could reasonably be expected to cause a Material Adverse Effect on the Company), there is no basis for the assertion against the Company of any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise) that may encumber or affect the Company or the transactions contemplated hereby which is not fully reflected or reserved against on the 1996 Balance Sheet.

         SECTION 3.09. Assets of the Company. The assets of the Company (collectively, the "COMPANY ASSETS") include the assets referenced below:

         (a) Intellectual Property. All patents, trade or service names and marks, assumed names and copyrights and all applications therefor relating in which the Company has an interest (collectively, "INTELLECTUAL PROPERTY"), including without limitation those listed on Section 3.09(a) of the Disclosure Schedule;

         (b) Receivables. All accounts receivable, bills and notes receivable, commercial paper and acceptances or any other evidences of indebtedness to the Company, including without limitation those listed on Section 3.09(b) of the Disclosure Schedule;

         (c) Company Equipment. All furniture, fixtures, machinery, molds, tools, dies and equipment of the Company (the "COMPANY EQUIPMENT"), including without limitation those listed on Section 3.09(c) of the Disclosure Schedule, whether or not such items are in any way attached or affixed to real property;

         (d) Vehicles. All automobiles, trucks, trailers and other vehicles owned or leased by the Company, including without limitation those listed on
Section 3.09(d) of the Disclosure Schedule;

         (e) Inventory. All inventory of the Company (the "INVENTORY"), including, without limitation, all raw materials, work-in-process, finished products, goods in transit, office, manufacturing, lab and advertising supplies, containers and packaging and shipping materials and all inventory in the hands of suppliers for which the Company is committed as of the date hereof or the Closing Date, including without limitation those listed on Section 3.09(e) of the Disclosure Schedule;

         (f) Contracts. All leases, contracts, agreements, arrangements, commitments and understandings (whether written or oral), including without limitation all deferred compensation agreements, agreements with principals, leases, security deposits and options under leases, acquisition agreements and confidentiality agreements, to which the Company is a party, including without limitation all such contracts listed or referred to on Section 3.09(f) of the Disclosure Schedule;

         (g) Insurance. All insurance policies covering the Company and its directors, officers, employees and agents (and all rights and claims thereunder for damage to, or otherwise relating to, the Company Assets), including without limitation those listed on Section 3.09(g) of the Disclosure Schedule; and

         (h) Permits. All licenses, permits and authorizations issued by any federal, state, local or foreign governmental authority (the "PERMITS") relating to the Company, the Company Assets or the conduct of the Company Business, including without limitation those listed on Section 3.09(h) of the Disclosure Schedule.

         SECTION 3.10. Absence of Certain Changes. Since December 31, 1995, the Company has not:

         (a) suffered any Material Adverse Effect and there has not been any event (whether occurring before or after December 31, 1995) that could reasonably be expected to have a Material Adverse Effect on the Company; or

         (b) experienced any material decrease in the book value of the Company Assets from the amounts reflected on the 1995 Audited Balance Sheet, other than decreases resulting from depreciation in accordance with accounting practices in effect at all times since January 1, 1995; or

         (c) incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except (i) liabilities or obligations for raw materials purchased for use in the ordinary course of business for the Parowax Business in accordance with historical levels, taking into account such factors as the time of year and projected sales for the following period, (ii) liabilities or obligations for rent under the Leases (as defined herein) and (iii) liabilities or obligations for other items incurred in the ordinary course of business of the Company and consistent with past practice, none of which other items exceeds $40,000 (considering liabilities or obligations arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease (other than the Leases) or other agreement providing for periodic installments or payments, as a single obligation or liability); or

         (d) increased (other than increases resulting from the calculation of reserves in the ordinary course of business and in a manner consistent with past practice), or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves; or

         (e) paid, discharged or satisfied any claims, encumbrances, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the 1995 Audited Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof; or

         (f) permitted, allowed or suffered any of the Company Assets, including, without limitation, real property, personal property or any leasehold interest, to be subjected to any mortgage, pledge, lien, encumbrance, restriction or charge of any kind (except for liens for Taxes (as defined herein) not yet owing); or

         (g) written down or written up the value of any Inventory (including write-downs by reason of shrinkage or mark-downs), determined as collectible any notes or accounts receivable or any portion thereof which were previously considered uncollectible, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs in the ordinary course of business, consistent with past practice, in accordance with GAAP consistently applied; or

         (h) canceled any material amount of indebtedness or waived any material claims or rights; or

         (i) sold, transferred or otherwise disposed of any Company Assets except in the ordinary course of business and consistent with past practice; or

         (j) disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license or application therefor or disposed of or disclosed to any corporation, association, partnership, organization, business, individual, government or political subdivision thereof or government agency (collectively, a "PERSON") other than representatives of MSSC California and Marketing Specialists any trade secret, formula, process or know-how not theretofore a matter of public knowledge; or

         (k) granted any increase in the salary, compensation, rate of compensation, commissions or bonuses payable to or to become payable by the Company to any officer or director of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment); or

         (l) granted any increase in the salary, compensation, rate of compensation, commissions of bonuses payable to or to become payable by the Company to any employee of the Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment), except in the ordinary course of business and consistent with past practice; or

         (m) paid, loaned or advanced any amount to any officer, director, employee or shareholder of the Company except for amounts advanced to employees of the Company in the ordinary course of business consistent with past practice (none of which advances were loans for personal purposes), or sold, transferred or leased any Company Assets to, or entered into any agreement (other than this Agreement) or arrangement with, any officer, director, employee or shareholder of the Company (except for agreements or arrangements made in the ordinary course of business and consistent with past practice); or

         (n) entered into any new collective bargaining or labor agreement, or experienced any labor dispute or difficulty; or

         (o) made any single capital expenditure or commitment in excess of $45,000 for additions to property, plant, equipment or for any other purpose or made aggregate capital expenditures or commitments in excess of $80,000 for additions to property, plant, equipment or for any other purpose; or

         (p) made any change in any method of accounting or accounting practice or policy; or

         (q) suffered any casualty loss in excess of $30,000 (whether or not insured against) or suffered aggregate casualty losses in excess of $60,000 (whether or not insured against); or

         (r) issued any additional shares of capital stock of Bromar or the Subsidiaries or any option, warrant, right or other security exercisable for, convertible into or exchangeable for shares of capital stock of Bromar or the Subsidiaries; or

         (s) paid dividends on or made other distributions or payments in respect of the capital stock of Bromar or the Subsidiaries; or

         (t) paid its suppliers in connection with the Parowax Business and other vendors other than in a manner and time consistent with past practice; or

         (u) taken any other action not either in the ordinary course of business and consistent with past practice or provided for in this Agreement for which the aggregate monetary effect of all such items is in excess of $45,000; or

         (v) entered into or agreed to any transaction not in the ordinary course of business, for which the aggregate monetary effect of all such items is in excess of $45,000; or

         (w) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.10.

         SECTION 3.11. Real Property.

         (a) Set forth in Section 3.11 of the Disclosure Schedule is a complete list of all real property that the Company currently owns or has owned in the past ten years. The Company has good and marketable title in fee simple to such currently owned real property and to all plants, buildings and improvements thereon, free and clear of any mortgages, liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever.

         (b) With respect to any deeds, title insurance policies, surveys, mortgages, agreements and other documents granting to the Company title to or an interest in or otherwise affecting any such real property, (i) no breach or event of default on the part of the Company, (ii) no material breach or event of default, to the best knowledge of the Company, on the part of any other party thereto, and (iii) no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of the Company or, to the best knowledge of the Company, on the part of any other party thereto, has occurred and is continuing.

         (c) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all real property leases to which the Company is a party in any capacity (including all amendments thereof and modifications thereto) (the "LEASES"), including the address of each property, a summary description of the property leased and its uses, the name and address of each landlord or tenant, if applicable, the expiration date of each Lease, whether an option to renew or an option to purchase has been exercised, and whether the obligations of the Company thereunder have been guaranteed by any Person. The Company's interests in and to all Leases listed on Section 3.11 of the Disclosure Schedule are free and clear of all mortgages, liens, claims, charges, pledges, security interests or other encumbrances of any nature whatsoever including without limitation subleases, chattel mortgages, mechanics' and materialmen's liens, conditional sales contracts, collateral security arrangements and other interest retention arrangements. The Company has not received notice of any default by the Company under any of the Leases, and there are no facts or conditions that would, with notice or lapse of time or both, constitute a default by the Company under any of the Leases. None of the landlords under any of the Leases is in default.

         (d) The buildings and improvements owned or leased by the Company on any real property owned by the Company and on any Lease, and the operation and maintenance thereof as operated and maintained, do not (i) contravene any zoning or building Law or ordinance or other administrative regulation or (ii) violate any restrictive covenant or any applicable Law. All of the plants, buildings and structures located on any real property owned by the Company or on any Lease are in a state of good maintenance and repair (normal wear and tear excepted) suitable in all respects for the operation of the Company Business.

         (e) There is no pending or threatened condemnation, eminent domain or similar proceeding with respect to, or that could affect, any real property owned by the Company or any Lease.

         SECTION 3.12. Company Equipment. The Company has good and marketable title to each piece of the Company Equipment except for such pieces which, in the aggregate, are not material. Each piece of the Company Equipment is in good and normal operating condition and repair and adequate for the uses to which it is being put by the Company, except for pieces which, in the aggregate, are not material. No piece of the Company Equipment being used in the Parowax Business is in need of maintenance or repairs except for ordinary routine maintenance. The Company has not received any notification from any governmental or regulatory authority within the last five years that the Company is in violation of any health, sanitation, fire, safety, zoning, building or other Law (other than Environmental Laws, which are addressed in Section 3.25), ordinance or regulation in respect of the Company Equipment or operations, which violation has not been appropriately and completely resolved. The Company has provided MSSC California and Marketing Specialists with access to, or copies of, all guarantees, service contracts, maintenance agreements, management agreements, instruction manuals, and any and all other documents and papers that in any manner pertain to each material piece of the Company Equipment.

         SECTION 3.13. Contracts and Commitments.

         (a) The Company is not a party to or bound by any agreements, contracts or commitments which individually or when aggregated with all related agreements, contracts or commitments, are material to the business, operations, condition (financial or otherwise), liabilities, assets, earnings or working capital of the Company or that provide for the grant of any preferential rights to purchase or lease any of the Company Assets;

         (b) The enforceability of the agreements, contracts and commitments referred to in subsections (a-h) of this Section 3.13 will not be affected in any respect by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

         (c) No purchase contracts or commitments of the Company regarding the Parowax Business or otherwise are in excess of the normal, ordinary and usual requirements of the Company, or to the best knowledge of the Company, were entered into at prices materially in excess of those available in the industry in arm's length transactions on the respective dates thereof;

         (d) The Company is not a party to or bound by any outstanding agreements, arrangements or contracts with any of its officers, employees, agents, consultants, advisors, salesmen or sales representatives that (A) are not cancelable by it on notice of not longer than 30 days and without the imposition of any liability, penalty or premium, (B) require non-cancelable payment by the Company of over $20,000, or (C) provide for any bonus or other payment based on the sale of the Company or any portion thereof;

         (e) The Company is not a party to or bound by any employment agreement, consulting agreement or any other agreements that contains any provision for severance or termination pay liabilities or obligations;

         (f) The Company is not a party to or bound by:

                           (i) any mortgage, indenture, note, installment
                 obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by the Company;

                           (ii) any guaranty, direct or indirect, by the Company
                 of any obligation for borrowings or otherwise, excluding endorsements made for collection in the ordinary course of business;

                           (iii) any obligation to make payments, contingent or
                 otherwise, of over $20,000 arising out of any prior acquisition of the business, assets or stock of other persons;

                           (iv) any collective bargaining agreement with any
                 labor union;

                           (v) any lease or similar arrangement for the use by
                 the Company of personal property requiring payments by the Company, on an annual basis, of over $20,000;

                           (vi) any agreement containing noncompetition or other
                 limitations restricting the conduct of the business of the Company; and

                           (vii) any partnership, joint venture or similar
                 agreement.

         (g) Neither the Company nor any of its officers, directors, shareholders or affiliates is a party to or bound by any agreement (other than this Agreement) or arrangement for the sale of any of the assets (other than in the ordinary course of business and consistent with past practice) or capital stock of Bromar or the Subsidiaries or for the grant of any preferential rights to purchase any of the assets or capital stock of Bromar or the Subsidiaries; and

         (h) The Company is not bound by any agreement to redeem the Common Shares held by any shareholder, which agreement will not be effectively and properly terminated by the consummation of the Merger.

         (i) With respect to each contract and agreement listed in Section 3.13 of the Disclosure Schedule, except as set forth therein, (i) each of such contracts and agreements is valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity; (ii) there have been no cancellations or threatened cancellations thereof nor are there any outstanding material disputes thereunder; (iii) neither the Company, nor any other party is in breach of any material provision thereof; and (iv) there does not exist any default under, or any event or condition which with the giving of notice or passage of time or both would become a breach or default under, the terms of any such contract or agreement on the part of the Company or on the part of any other party thereto.

         (j) The Company has delivered or made available to MSSC California or Marketing Specialists true and complete copies of each written contract or agreement listed in Section 3.13 of the Disclosure Schedule and true and accurate summaries of any oral agreement listed thereon.

         SECTION 3.14. Intellectual Property. Section 3.14 of the Disclosure Schedule contains an accurate and complete list of (a) all patents, trademarks (registered or unregistered), trade names, assumed names, copyrights, and all applications therefor, owned or filed by the Company and used in or necessary for the conduct of the Company Business and, with respect to registered trademarks, contains a list of all jurisdictions in which such trademarks are registered and all registration numbers; (b) all licenses, permits and other agreements relating thereto; and (c) all agreements relating to technology, know-how or processes used in or necessary for the conduct of the business of the Company Business which the Company is licensed or authorized to use by others. Such patents, trademarks (registered or unregistered) and copyrights (and applications therefor, where appropriate) are (i) valid, subsisting and enforceable, and (ii) duly recorded in the names of the Persons set forth in
Section 3.14 of the Disclosure Schedule. The Persons set forth in Section 3.14 of the Disclosure Schedule have the sole and exclusive right, free from any liens, mortgages, security interests, charges or encumbrances, to use the patents, trademarks (registered or unregistered), copyrights and applications therefor set forth beside their names, and the Company has the full right to use the trade names, assumed names, technology, know-how, inventions, works and processes referred to in such lists and all trade secrets required for or incident to the conduct of the Company Business in the jurisdictions in which the Company Business is conducted or where the products of the Parowax Business are distributed, and the consummation. of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted by any Person against the Company with respect to the ownership, validity, enforceability, misappropriation or use of any product or service of the Company Business or such patents, trademarks (registered or unregistered, or of any confusingly similar or dilative trademarks), trade names, assumed names, copyrights, applications therefor, technology, know-how, processes or trade secrets or challenging or questioning the validity or effectiveness of any such license, permits or agreement and there is no valid basis for any such claim, and the use or other exploitation of any such product or service of the Company Business or patents, trademarks (registered or unregistered), trade names, assumed names, copyrights, applications therefor, technology, know-how, processes and trade secrets by the Company does not infringe on or dilute the rights of any Person; and, to the best knowledge of the Company, no other Person is infringing the rights of the Company with respect to such patents, trademarks (registered or unregistered), trade names, assumed names, copyrights, and applications therefor, technology, know-how, inventions, works, processes or trade secrets.

         SECTION 3.15. Inventory. All Inventory, whether reflected in the 1996 Balance Sheet or subsequently acquired, consists of a quality and quantity reasonably expected to be usable and salable in the ordinary course of the Parowax Business. The values at which all Inventory are carried on the 1996 Balance Sheet are the lower of cost or market, calculated in accordance with GAAP. The quantities of all Inventory of the Company are reasonable and warranted in the present and anticipated circumstances of the Parowax Business. The Company has no Inventory (other than customary office supplies) that is not related to the Parowax Business.

         SECTION 3.16. Commitments and Returns. As of the date hereof, the aggregate unfulfilled portion of all contracts or commitments by the Company for the purchase of supplies does not exceed normal and customary levels and all of such contracts and commitments were made in the ordinary course of business. There are no current claims to return in excess of an aggregate of $20,000 of products to the Company by reason of (i) alleged overshipments, defective or otherwise, or any alleged defects in products (i.e., Parowax) produced by the Company or (ii) products in the hands of customers under an understanding that such product is or will be returnable.

         SECTION 3.17. Accounts Receivable. The Company has delivered to Marketing Specialists and MSSC California a true and complete listing of the aging status of each of the accounts receivable of the Company dated September 30, 1996. All accounts receivable of the Company, whether reflected in the 1996 Balance Sheet or accrued since the date thereof, represent revenue generated in the ordinary course of business and are collectible net of any reserves shown on the 1996 Balance Sheet or reserves for accounts receivable accrued since the date thereof (which reserves are adequate and were calculated in accordance with GAAP). Subject to the reserves established on the 1996 Balance Sheet or accrued since the date thereof, each of the accounts receivable either has been collected in full or will be collected in full, without any set-off, in a period of time consistent with the historical collection results of the Company during 1993 through 1996, but in no event in excess of 120 days after the day on which each such account receivable became due and payable. A list of any promissory note held by the Company that has been accepted by the Company as payment of accounts receivable of the Company is set forth in Section 3.17 of the Disclosure Schedule.

         SECTION 3.18. Pension and Other Employee Plans and Agreements.

         (a) Section 3.18(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, all of the pension, profit sharing, stock option, stock purchase, stock bonus, incentive, bonus, life, health, disability or accident plans, deferred compensation plans, and other employee compensation or benefit plans, agreements, practices, policies, customs, contracts, arrangements or commitments, including, without limitation, changes in control or severance agreements, holiday, vacation or other similar plans, programs or arrangements, employee benefit plans (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and labor union agreements under or with respect to which the Company or any person ("ERISA AFFILIATE") who would be treated as being a "single employer" with the Company under section 414 of the Internal

Revenue Code of 1986, as amended (the "CODE"), has any liability or obligation, whether current, contingent, secondary or otherwise (collectively, the "PLANS" and individually, a "PLAN"), and the Company has furnished to MSSC California or Marketing Specialists complete copies of all of the foregoing as amended and in effect on the date hereof, including, where applicable, any trust agreements, insurance contracts or other funding mediums related to any Plan and summaries of plan descriptions. The Company has heretofore delivered to MSSC California or Marketing Specialists the most recent liability valuation report with respect to each Plan for which a report or estimate has been prepared, the most recent assets valuation report provided to the Company with respect to each Plan that has assets, the two most recent annual reports (form 5500) filed with respect to each Plan for which such report must be filed, and the most recent favorable Internal Revenue Service ("IRS") determination letter received with respect to each Plan that is intended to be qualified under section 401(a) of the Code or trust intended to be exempt under section 501(a) or section 501(c)(9) of the Code.

         (b) With respect to each Plan, the Company and its ERISA Affiliates have complied in all material respects with, and each Plan conforms in all material respects to and has from its inception been operated in all material respects with, all applicable Laws and regulations, including but not limited to ERISA and the Code, and each Plan has been administered in all material respects in accordance with its terms. Each Plan intended to be qualified under section 401(a) of the Code or trust intended to be exempt under section 501(a) or section 501(c)(9) of the Code is, and for each prior year for which any applicable statute of limitations has not expired, was, qualified or exempt, as the case may be, and each such Plan is a single Plan, as defined in section 414(1) of the Code and the regulations thereunder, in which the Company is the sole employer. Neither the Company nor any ERISA Affiliate has ever had an obligation or liability, to or with respect to, a multiemployer plan, as defined in section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has any commitment and has not taken any action to adopt or establish any additional Plans or to materially increase the benefits under any Plan; no event or condition has occurred or exists with respect to any Plan or Plans, whether or not terminated prior to the date of this Agreement and whether or not maintained or contributed to by the Company or any ERISA Affiliate, which individually or collectively could result in a material liability to the Company or any ERISA Affiliate; all contributions required to any Plan and all premiums for insurance coverage for each fiscal year of each Plan ended before the date of this Agreement and for any portion of a fiscal year ending on the Closing Date have been timely paid and payments to be made but not yet due properly accrued and recorded in the Year End Audited Financial Statements and 1996 Financial Statements through their relevant dates; no Plan has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived; there is no material pending or, to the best knowledge of the Company, threatened or anticipated litigation, arbitration, proceeding, claim (other than an undisputed claim for payment of benefits in accordance with the terms thereof or a pending or final qualified domestic relations order), demand, grievance, or allegation of unfair labor practice (or any basis therefor) involving any of the Plans or any investigation, proceeding, administrative review or other administrative agency process which could result in imposition on the Company or any ERISA Affiliate of any penalty, assessment or liability in connection with any of the Plans, individually or collectively; no Plan has engaged or is about to engage in a prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code; and no "reportable event,"as defined in section 4043 of ERISA, has occurred or, to the best knowledge of the Company, is about to incur that could result in a liability to the Company or any ERISA Affiliate.

         (c) No Plan provides (or has any commitment to provide) health benefits with respect to any current or former employees or independent contractors (or beneficiary thereof) of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by COBRA). Each Plan can be unilaterally terminated at any time by the Company without material liability.

         SECTION 3.19. Litigation. There are no open and unresolved claims, actions, suits, proceedings, investigations or inquiries that have been made or served against the Company or, to the best knowledge of the Company, that are pending against (without having been so served), threatened by or against, or otherwise affecting or that would adversely affect, the transactions contemplated hereby at law or in equity or before or by any federal, state, local, foreign or other governmental department, commission, board, agency, or authority; and no other such claim, action, suit, proceeding, inquiry or investigation could be brought against the Company for which valid defenses are not available. No claim, action, suit, proceeding, inquiry or investigation set forth in Section 3.19 of the Disclosure Schedule would, if adversely decided, have a Material Adverse Effect on the Company or the transactions contemplated hereby. The Company is not a party to or a recipient of service of process regarding (and has not otherwise been named and noticed in) any judgment, order or decree entered in any lawsuit or proceeding which has had or may have a Material Adverse Effect on the Company or on its ability to acquire any property or conduct its business in any way.

         SECTION 3.20. Insurance. (a) All policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance relating to the Company Business are in full force and effect, (b) all billed premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid prior to the Closing Date, and (c) no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of Law and of all agreements with respect to the operation of the Company Business, are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, reorganization and other Laws and judicial decisions of general applicability relating to or affecting creditors' rights and to general principles of equity), and, to the best knowledge of the Company, provide insurance coverage customary in the industry regarding the Company Assets and the operations of the Company Business. The coverage provided by such policies, with respect to any insured act or event occurring on or prior to the Closing Date, will not in any way be affected by or terminate or lapse by reason of the transactions contemplated hereby.

         SECTION 3.21. Collective Bargaining Agreements; Compensation; Employee Agreements. The Company does not have in effect any collective bargaining agreement. Section 3.21 of the Disclosure Schedule sets forth a complete and accurate list showing the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all officers of the Company and of all employees of or consultants (except for non-individual providers of professional services such as accounting and legal services) to the Company that received annual base salary and cash bonus totaling in excess of $100,000 for the fiscal year ended December 31, 1995 (such officers, employees and consultants being, collectively termed, the "SENIOR EMPLOYEES"). There are no covenants, agreements or restrictions to which the Company is a party, including but not limited to employee noncompete agreements, prohibiting, limiting or in any way restricting any employee listed on Section 3.21 of the Disclosure Schedule from engaging in any type of business activity in any location. The Company is not currently engaged in any bargaining with any labor union. To the best knowledge of the Company, no petition is on file with the National Labor Relations Board submitted by a labor union seeking to represent any of the employees of the Company and the Company is not aware of any attempts to organize the employees of the Company by any labor union.

         SECTION 3.22. Labor Matters. (a) The Company has complied and is presently complying with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice which has had, or could reasonably be expected to produce, a Material Adverse Effect on the Company; (b) (i) there is no open and unresolved unfair labor practice charge or complaint against the Company for which the Company has received service of process or other appropriate notice or, to the best knowledge of the Company, pending (without having been so served or noticed) being considered or threatened before the National Labor Relations Board, (ii) there is no open and unresolved grievance or any open and unresolved arbitration proceeding arising out of or under collective bargaining agreements for which the Company has received service of process or other appropriate notice and, to the best knowledge of the Company, no such grievance or arbitration proceeding is pending (without having been so served or noticed) or is being considered or threatened, and (iii) there is no basis for any such charge, complaint or grievance; (c) there is no labor strike, slowdown or work stoppage for which the Company has received service of process or other appropriate notice or, to the best knowledge of the Company, pending (without having been so served or noticed) or threatened against the Company; (d) the Company has not experienced any significant work stoppages or been a party within the past two years to any proceedings before the National Labor Relations Board, and is not a party to any arbitration proceeding arising out of or under collective bargaining agreements; and (e) there is no open and unresolved charge or complaint for which the Company has received service of process or other appropriate notice or, to the best knowledge of the Company, which is being considered or threatened against the Company before the Equal Employment Opportunity Commission or any state, local, federal or foreign agency responsible for the prevention of unlawful employment practices. The Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of or relating to the Company, and, to the best knowledge of the Company, no such investigation is in progress. The employees of the Company are not represented by any labor union and there are no any collective bargaining agreements otherwise in effect with respect to such employees. There are no citations against the Company from the Occupational Safety and Health Administration for which the Company has been provided service of process or other appropriate notice, and, to the best knowledge of the Company, no such citations are pending. There are no current Affirmative Action Plans to which the Company is a party affecting the Company Business and, to the best knowledge of the Company, there are no current or pending audits contemplated against the Company by the Office of Federal Compliance Programs pursuant to Executive Order 11246.

         SECTION 3.23. Compliance with Law. The Company is in substantial compliance with all federal, state, foreign and local laws (whether statutory or otherwise), ordinances, rules, regulations, orders, judgments, decrees, writs and injunctions of any governmental authority (collectively, "LAWS") applicable to the Company Business (except Environmental Laws which are addressed in

Section 3.25) for which the failure to be in compliance (individually or in the aggregate) would result in a Material Adverse Effect on the Company. The Company has not received written notification from any governmental or regulatory authority within the past five years of any asserted present or past failure to so comply, which failure has not been appropriately and completely resolved. The Company has not been notified by any governmental or regulatory authority that the Company is in violation or alleged violation of any Law applicable to the Company Business which violation has not been appropriately and completely resolved, or that any governmental or regulatory authority contemplates any investigation or proceeding with respect to any such violation or alleged violation which has not been appropriately and completely resolved which, in either case, has resulted in or could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.24. Permits. The Company has all Permits (other than those required by Environmental Laws, which are addressed in Section 3.25) necessary for the ownership or leasing of its properties and the conduct of the Company Business as now being conducted other than those the absence of which has not, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or the transactions contemplated hereby. All such Permits are in full force and effect. No violations exist or, to the best knowledge of the Company, have been reported in respect of such Permits. No notice of any proceeding has been served or otherwise given to the Company or, to the best knowledge of the Company, is pending (without service or other notice) or threatened seeking the revocation or limitation of any of such Permits.

         SECTION 3.25. Environmental Matters.

         (a) All Permits that are required for the current operation of the Company Business under all Environmental Laws have been obtained. No notice to, approval of, authorization or consent from any Person is necessary for the transfer of any such Permit, and the consummation of the transactions contemplated by this Agreement will not violate, alter, impair or invalidate, in any respect, such Permits.

         (b) The Company has neither disposed, nor caused the disposal of, any waste or other items, except waste and other items which are customarily and properly disposed of in normal municipal garbage sites and which have been disposed of through normal municipal garbage collection.

         (c) The Company is in substantial compliance with all terms and conditions of the required Permits, and is also in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws. Further, the Company is in substantial compliance with all applicable covenants running with any current leases that relate to the protection of health or the environment. The Company has not received any communication (written or oral) from any Person that alleges that the Company is not in compliance with the current required Permits or with any applicable Environmental Law, which allegation has not been appropriately and completely resolved.

         (d) There is no Environmental Claim (as defined herein) pending, threatened or likely to be threatened (i) against the Company; (ii) against any Person whose liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of Law; or

(iii) against any real or personal property or operations that are or have been previously owned, leased, operated or managed, in whole or in part, by the Company, which, either individually or in the aggregate, has had or could have a Material Adverse Effect on the Company.

         (e) There are no events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent compliance or continued compliance with Environmental Laws with respect to the operation of the Company or that may otherwise form the basis of an Environmental Claim against the Company, which, either individually or in the aggregate, has had or could have a Material Adverse Effect on the Company.

         (f) The Company has not prepared or caused the preparation of any environmental reports, audits, investigations or assessments of the Company or any real or personal property or operations which are now, or have been previously owned, leased, operated or managed, in whole or in part, by the Company (collectively, "ENVIRONMENTAL REPORTS"). No Environmental Reports exist.

         (g) The Company has disclosed to MSSC California and Marketing Specialists all relevant facts with respect to potential or actual environmental liabilities of the Company which have had or could have a Material Adverse Effect.

         (h) For purposes of this Agreement, the following terms shall be given the following meanings:

                 (i) "ENVIRONMENTAL CLAIM" shall mean any judicial, administrative or regulatory action, civil or criminal suit, demand, demand letter, directive, claim, lien, superlien, investigation, proceeding or notice of violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether owned, operated, leased or managed by the Company; or (b) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                 (ii) "ENVIRONMENTAL LAWS" shall mean any Law relating to or applicable to the regulation or protection of human health, safety or the environment (including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface), including without limitation, Laws and regulations relating to the Release or threatened Release of Hazardous Material, or manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of Hazardous Material.

                 (iii) "HAZARDOUS MATERIAL" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, and compressors or other equipment that contain polychlorinated biphenyls; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "HAZARDOUS

         SUBSTANCES," "HAZARDOUS WASTES," "HAZARDOUS MATERIALS," "EXTREMELY HAZARDOUS WASTES," "RESTRICTED HAZARDOUS WASTES," "TOXIC SUBSTANCES," "TOXIC POLLUTANTS," "POLLUTANTS," "CONTAMINANTS" or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law.

                 (iv) "RELEASE" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

         SECTION 3.26. Tax Matters.

         (a) All Tax Returns required to be filed on or before the Closing Date by the Company have been or will be filed within the time prescribed by Law (including extensions of time approved by the appropriate taxing authority). "TAX RETURN" means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes. "TAX" or "TAXES" means any United States or foreign federal, state, or local tax, including without limitation income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, gross receipts tax, withholding tax, social security tax, occupation tax, service tax, license tax, payroll tax, transfer and recording tax, severance tax, customs tax, import tax, export tax, employment tax, or any similar or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

         (b) The Tax Returns so filed are complete, correct and accurate representations of the Tax liabilities of the Company and such Tax Returns accurately set forth or will accurately set forth all items to the extent required to be reflected or included in such returns.

         (c) The Company has timely paid or has made adequate provision in the 1996 Balance Sheet for the payment of all Taxes due on such Tax Returns that have been filed or will be filed for periods ending on or before the date of the 1996 Balance Sheet.

         (d) There is no action, suit, investigation, proceeding, audit or claim that has been served against or otherwise properly noticed to the Company, or, to the best knowledge of the Company, pending or proposed against or with respect to the Company in respect of any Tax. There are no material liens for Taxes upon any of the Company Assets.

         (e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person.

         (f) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (g) The Company does not have in effect a consent under Section 341(f) of the Code concerning collapsible corporations.

         (h) The Company has not made any payment, and is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that will not be deductible under section 280G of the Code or will be subject to Tax under section 4999 of the Code.

         (i) There has never been a Tax sharing or allocation agreement in place between the Company and any other Person other than those, if any, regarding the payment of Taxes for which the applicable statute of limitations has run.

         (j) The Company is not liable for a Tax incurred by any other corporation that was a member of a consolidated group of corporations (within the meaning of Treasury regulation section 1.1502) that included the Company.

         (k) The Company has delivered or made available to MSSC California and Marketing Specialists correct and complete copies of all Tax Returns filed by the Company for 1993, 1994 and 1995, all examination reports, and any statements of deficiencies assessed against or agreed to by the Company.

         SECTION 3.27. Product Liability. There is no state of facts or the occurrence of any event forming the basis of any present claim against the Company for personal injury or property damage alleged to be caused by products shipped or services rendered by the Company in connection with the Company Business, which is not fully covered by insurance, except for deductibles (the amount of which deductibles is set forth on Section 3.27 of the Disclosure Schedule), and except for claims that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the consummation of the transactions contemplated hereby.

         SECTION 3.28. Title to Assets. The Company has good and valid title to the Company Assets, including without limitation those assets set forth on the 1996 Balance Sheet. At the Closing the Company Assets will be free and clear of all mortgages, liens, claims, charges, pledges, security interests or encumbrances of any nature whatsoever.

         SECTION 3.29. Accuracy of Disclosure. There is no information contained in this Agreement (whether in this Article III, any other portion of this Agreement pertaining to the Company, the Disclosure Schedule, the Appendices, the Exhibits or any other documents or certificates delivered pursuant to this Agreement) that contains an untrue statement of material fact or omits to state any material fact required to be stated in order to make the statements made herein and therein not misleading.

         SECTION 3.30. Redemptions of Capital Stock by Bromar. All redemptions of its capital stock by Bromar in the past ten years have been effected in accordance with all applicable federal and state securities (and other) Laws and agreements between the Company and its shareholders. There exists no continuing claim by any former or current shareholder, for money or otherwise, against the Company regarding any such redemptions, and no basis for any such claim exists.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                    MSSC CALIFORNIA AND MARKETING SPECIALISTS

         MSSC California and Marketing Specialists hereby jointly represent and warrant to Bromar as follows, except as otherwise set forth in the relevant section of the Disclosure Schedule:

         SECTION 4.01. Organization and Qualification - MSSC California. MSSC California is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on MSSC California or the consummation of the transactions contemplated hereby. Each jurisdiction in which MSSC California is qualified to do business is listed on Section 4.01 of the Disclosure Schedule.

         SECTION 4.02. Organization and Qualification - Marketing Specialists. Marketing Specialists is (a) a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and (b) duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the character of the properties and assets now owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect on Marketing Specialists or the consummation of the transactions contemplated hereby. Each jurisdiction in which Marketing Specialists is qualified to do business is listed on Section 4.02 of the Disclosure Schedule.

         SECTION 4.03. Power and Capacity; Charter Documents of MSSC California.

         (a) MSSC California has all requisite power and authority (corporate and otherwise) to enter into, execute and deliver this Agreement and perform its obligations hereunder. MSSC California has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties. This Agreement has been duly executed and delivered by MSSC California and is a valid and binding obligation of MSSC California, enforceable in accordance with its terms.

         (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by MSSC California will not result in a violation or breach of or constitute a default under any term or provision of the Certificate of Incorporation or Bylaws of MSSC California. MSSC California has delivered to Bromar true and complete copies of the Certificate of Incorporation and the Bylaws of MSSC California, as in effect on the date hereof.

         SECTION 4.04. Power and Capacity; Charter Documents of Marketing Specialists.

         (a) Marketing Specialists has all requisite power and authority (corporate and otherwise) to enter into, execute and deliver this Agreement and perform its obligations hereunder. Marketing

Specialists has the corporate power and authority to carry on its business as now being conducted and to own and lease its properties. This Agreement has been duly executed and delivered by Marketing Specialists and is a valid and binding obligation of Marketing Specialists, enforceable in accordance with its terms.

         (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Marketing Specialists will not result in a violation or breach of or constitute a default under any term or provision of the Articles of Incorporation or Bylaws of Marketing Specialists. Marketing Specialists has delivered to Bromar true and complete copies of the Articles of Incorporation and the Bylaws of Marketing Specialists, as in effect on the date hereof.

         SECTION 4.05. No Conflicts. The execution, delivery and performance of this Agreement by MSSC California and Marketing Specialists and the consummation of the transactions contemplated hereby will not:

         (a) result in the creation or imposition of any security interest, lien, charge or other encumbrance against MSSC California's assets or Marketing Specialists' assets, with or without the giving of notice and/or the passage of time, or

         (b) violate, conflict with, affect acceleration of, or result in termination, cancellation or modification of, or constitute a default under (i) any contract, agreement or other instrument to which MSSC California or Marketing Specialists is a party or by which MSSC California or Marketing Specialists or their respective assets is bound or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which MSSC California or Marketing Specialists is a party or by which MSSC California or Marketing Specialists may be bound or affected or to which any of their respective assets may be subject, or

         (c) violate any statute or Law or any judgment, decree, order, writ, injunction, regulation or rule of any court or any local, state or federal governmental or regulatory authority, which violation, conflict, acceleration, requirement, termination, modification or default described in (a), (b), or (c) above could result in a Material Adverse Effect on MSSC California or Marketing Specialists or the transactions contemplated by this Agreement.

         SECTION 4.06. Consents and Approvals. Neither MSSC California nor Marketing Specialists is required to obtain, transfer or cause to be transferred any consent, approval, license, permit or authorization of, or make any declaration, filing or registration with, any third party or any public body or authority in connection with (a) the execution and delivery by MSSC California and Marketing Specialists of this Agreement, (b) the consummation of the Merger and the other transactions contemplated hereby or (c) the future conduct by the Surviving Corporation of the Company Business, other than those that may be required under the HSR Act or that may be required solely by reason of Bromar's (as opposed to any other third party's) participation in the transactions contemplated hereby.

         SECTION 4.07. Accredited Investor. Marketing Specialists is an "ACCREDITED INVESTOR" as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933 as amended (the "SECURITIES ACT"). Marketing Specialists represents and warrants that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Common Stock. Marketing Specialists has had the opportunity, through representatives, to obtain from Bromar all information, to the extent possessed by Bromar or obtainable by Bromar, necessary to evaluate the merits and risks of an investment in the Common Stock and has concluded, based on such information and other information previously known to it, to invest in the Common Stock pursuant to the terms of this Agreement.

         SECTION 4.08. Absence of Market. Marketing Specialists acknowledges that the Common Stock lacks liquidity as compared with other securities investments since there is not, and there is not expected to be, any market for the Common Stock, and that the sale or transfer of the Common Stock must comply with the provisions of applicable federal and state securities Laws. Marketing Specialists acknowledges that it must bear the economic risk of its investment in the Common Stock for an indefinite period of time since the Common Stock has not been registered under the Securities Act and therefore cannot be sold unless the Common Stock is subsequently registered or an exemption from registration is available.

         SECTION 4.09. Investment Purposes. Marketing Specialists hereby represents and warrants that it is acquiring the Common Stock for investment purposes only, for its own account, and not as nominee or agent for any other Person, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Marketing Specialists has no agreement or other arrangement with any Person to sell, transfer or pledge any part of the Common Stock and has no plans to enter into any such agreement or arrangement.


                                    ARTICLE V

                        OTHER OBLIGATIONS OF THE PARTIES

         SECTION 5.01. Conduct of Company Business. From the date hereof to the Closing, except as otherwise expressly set forth in this Agreement or in Section
5.01 of the Disclosure Schedule, the Company shall conduct the business, operations, activities and practices of the Company only in the ordinary course, in accordance with prudent practice and consistent with past practice. Without limiting the generality of the foregoing, from the date hereof to the Closing, without the prior written consent of MSSC California or Marketing Specialists, Bromar shall not (and shall cause the Subsidiaries to not):

         (a) incur any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities or obligations for (i) purchases of raw material for use in the ordinary course of the Parowax Business, (ii) rent under the Leases, (iii) periodic drawdowns under the $3.5 million revolving credit line of the Company with Wells Fargo (as in place on the date hereof), (iv) periodic drawdowns under the $5.0 million revolving line of credit with Wells Fargo (as in place on the date hereof) if, prior to each such drawdown, the Company provides written notice to Marketing Specialists and MSSC California identifying the date such drawdown is to be made, the amount thereof and the specific purpose or purposes therefor and (v) other items incurred in the ordinary course of business and consistent with past practice, none of which other items shall exceed $25,000 (considering liabilities or obligations arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease (other than the Leases) or other agreement providing for periodic installments or payments, as a single obligation or liability);

         (b) increase (other than an increase resulting from the calculation of reserves in the ordinary course of business and in a manner consistent with past practice) or change any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

         (c) pay, discharge or satisfy any claim, encumbrance, liability or obligation (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations which are reflected or reserved against in the 1996 Balance Sheet or which have been incurred since the date thereof in the ordinary course of business and consistent with past practice, or prepay any liability or obligation having a fixed maturity of more than 90 days from the date such liability or obligation was issued or incurred;

         (d) permit, allow or suffer any of the Company Assets to be subjected to any new or additional mortgage, pledge, lien, encumbrance, restriction or charge of any kind (except for liens arising as a result of Taxes not yet owing) except for items subject to capital equipment leases not exceeding $10,000 in the aggregate;

         (e) write down or write up the value of any Inventory (including write-downs by reason of shrinkage or mark-downs), determine as collectible any notes or accounts receivable or any portion thereof which was previously considered uncollectible or write off as uncollectible (except for the automatic creation of a bad debt reserve for amounts due for more than 120 days) any notes or accounts receivable or any portion thereof other than in the ordinary course of business, but in no event to exceed $5,000 in the aggregate,

         (f) cancel any amount of indebtedness in excess of $10,000 or waive any claims or rights of value in excess of $10,000;

         (g) sell, transfer or otherwise dispose of any of the Company Assets with an aggregate value of more than $40,000, other than Inventory sold in the ordinary course of business;

         (h) dispose of or permit to lapse any right to use any patent, trademark, assumed name, service mark, trade name, copyright, license or application therefor or dispose of or disclose to any Person other than representatives of MSSC California or Marketing Specialists any trade secret, formula, process or know-how not theretofore a matter of public knowledge (other than disclosures in the ordinary course of business and consistent with past practice that would not materially diminish the value of such trade secrets, formulae, processes or know-how to the Company);

         (i) grant any increase in the compensation (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing, retirement or other plan or commitment) payable to or to become payable to the Senior Employees, grant any general increase in the compensation payable to or to become payable to employees of the Company or, except in the ordinary course of business and consistent with past practice, grant any increase in the compensation payable or to become payable to individual employees;

         (j) loan or advance any amount (except for advances in the ordinary course of business and consistent with past practice that do not in the aggregate exceed $20,000 and are not made as advances for personal loans) to, or sell, transfer or lease any of the Company Assets to, or enter into any agreement or arrangements with, any of the officers, directors, shareholders or employees of any Company or any of their respective affiliates (which affiliation is known to the Company);

         (k) enter into any collective bargaining or labor agreement;

         (l) make any single capital expenditure or commitment in excess of $20,000 for additions to property, plant, equipment or intangible capital assets or for any other purpose or make aggregate capital expenditures or commitments in excess of $40,000 for additions to property, plant, equipment or for any other purpose;

         (m) make any change in any method of accounting or accounting practice or policy;

         (n) enter into any agreement or contract or commitment of the type required to be disclosed pursuant to Section 3.10 hereof or outside the ordinary course of business except as provided in Section 5.01(n) of the Disclosure Schedule;

         (o) terminate or amend in any material respect any material contract, lease, license, or other agreement to which the Company is a party;

         (p) permit any option to renew any Lease or any option to purchase any property to expire or exercise any such option;

         (q) issue any additional shares of capital stock of the Company or options, warrants, rights (including, without limitation, stock appreciation rights and phantom stock rights) or other securities exercisable for, convertible into or exchangeable for shares of capital stock of the Company;

         (r) omit to do any act, or permit any act or omission to act, which may cause a breach of any contract, commitment or obligation of the Company, or any breach of any representation, warranty, covenant or agreement made by the Company herein;

         (s) pay its suppliers and other vendors in a manner and time not consistent with past practice;

         (t) take any other action not in the ordinary course of business and consistent with past practice and prudent business practice or provided for in this Agreement; or

         (u) agree, whether in writing or otherwise, to do any of the foregoing.

         SECTION 5.02. Access to Books and Records. In order that MSSC California and Marketing Specialists may have full opportunity to make investigations of the Company in connection with the actions contemplated by this Agreement, Bromar shall permit MSSC California and Marketing Specialists and their counsel, accountants, auditors, lenders, environmental consultants and other representatives reasonable access, upon reasonable notice during normal business hours, to all of the plants, offices, properties, contracts and commitments of the Company from the date hereof through the Closing Date, and all books and records (including all computerized records and other computerized storage media and the software used in connection therewith) of Bromar and any subsidiary thereof, including without limitation the corporate minute books, capital stock books and tax returns of Bromar and any subsidiary thereof, all books and records relating to employees of Bromar and any subsidiary thereof, all books and records relating to the purchase of materials, supplies and services for the Parowax Business and the dealings with distributors of the Parowax Business and all post office lock box numbers.

         SECTION 5.03. Consents. Bromar agrees to use its reasonable efforts to obtain prior to the Closing all consents necessary, in the reasonable determination of MSSC California and Marketing Specialists, to consummate the transactions contemplated hereby, including without limitation each of the consents, approvals, licenses, permits and authorizations (and the declarations, filings and registrations) listed or referred to in Section 3.06 of the Disclosure Schedule. All such consents shall be in writing and in form and substance reasonably satisfactory to MSSC California and Marketing Specialists, and executed counterparts thereof shall be delivered to MSSC California and Marketing Specialists promptly after receipt thereof by Bromar but in no event later than the Closing.

         SECTION 5.04. Other Transactions. Prior to the Closing, Bromar shall not, and shall not permit any of its (and the Subsidiaries') officers, directors, employees or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in negotiations with, or provide any information or assistance to, any Person (other than MSSC California and Marketing Specialists and their representatives) concerning any merger, sale of securities, sale of the Company Assets or similar transaction involving the Company or any of the Company Assets (other than between the parties hereto regarding the transactions contemplated herein).

         SECTION 5.05. Supplemental Disclosure. Article III of the Disclosure Schedule shall be considered to be part of the representations and warranties of Bromar. Until the Closing, Bromar shall have the continuing obligation to promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule ("SUPPLEMENTAL DISCLOSURES"); provided, however, that MSSC California and Marketing Specialists shall be entitled to treat any such supplementation or amendment as a breach of the appropriate representation or warranty, whether or not the event or condition giving rise to such supplementation or amendment occurred on or prior to the date hereof except to the extent that such supplementation or amendment is a result of any of the activities permitted by Section 5.01 (whether by the language thereof or as a result of the consent of Marketing Specialists or MSSC California), which supplementation or amendment shall not be deemed a breach by Bromar of any obligation hereunder or be deemed the non-fulfillment of a condition hereunder. Bromar acknowledges that the Disclosure Schedule is an important and integral part of this Agreement and that MSSC California and Marketing

Specialists have relied upon the information contained therein in entering into this Agreement and in establishing the Exchange Fund.

         SECTION 5.06. Governmental Filings. As soon as practicable, the Company, MSSC California and Marketing Specialists shall make any and all filings and submissions to any governmental agency that are required to be made in connection with the transactions contemplated hereby (including, without limitation, filings under the HSR Act). The Company shall furnish to MSSC California and Marketing Specialists, and MSSC California and Marketing Specialists shall furnish to the Company, such information and assistance as the other party or parties may reasonably request in connection with the preparation of any such filings or submissions.

         SECTION 5.07. Covenant to Satisfy Conditions. The Company, MSSC California and Marketing Specialists shall each use their reasonable efforts to insure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within their respective control.

         SECTION 5.08. Confidentiality. Each party hereto shall hold, and cause its respective officers, directors, employees, consultants and advisors (collectively, "PARTY REPRESENTATIVES") to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other parties furnished to it by any other party or its party representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose to any other Person (or otherwise use) such information except in connection with the transactions contemplated hereby. No party shall release any information regarding this Agreement or the transactions contemplated hereby without the prior written consent of each other party hereto.

         SECTION 5.09. Employees. From the date hereof Bromar shall use its reasonable efforts to retain as employees of the Company through the Closing Date the active employment of the Company's current employees. Bromar agrees in this regard to cooperate with MSSC California and Marketing Specialists by permitting MSSC California and Marketing Specialists throughout the period prior to the Closing Date to meet with the employees of the Company at such times as shall be approved by a representative of Bromar (which approval shall not be unreasonably withheld).

         SECTION 5.10. Damage or Destruction. If an amount in excess of $45,000 of the Company Assets shall be damaged or destroyed prior to the Closing, or if any of the offices of the Company shall be damaged so as to be unusable for more than one week or destroyed prior to Closing, then in either case Bromar shall immediately notify MSSC California and Marketing Specialists and furnish to MSSC California and Marketing Specialists a written statement of the amount of insurance, if any, payable on account thereof. In the event of such damage or destruction, MSSC California or Marketing Specialists may elect to require that Bromar restore or replace the Company Assets or the affected offices of the Company to their condition on the date of this Agreement. In the event that such damage to any Company Asset or office of the Company (taking into account the insurance amounts due to the Company as a result of such damage) would reasonably be determined to result in a Material Adverse Effect to the Company (for which the threshold is $250,000 rather than the $20,000 threshold provided elsewhere in this Agreement), then MSSC California or Marketing Specialists may terminate, without liability to Bromar, MSSC California or Marketing Specialists, the transactions contemplated hereby.

         SECTION 5.11. Employment Agreements. On the date hereof, Bromar has entered into Employment Agreements with each of Jeffrey B. Hill and Russell Landreth (jointly, the "MANAGEMENT EMPLOYMENT AGREEMENTS").

         SECTION 5.12. Management Support. On the date hereof, members of the management of Bromar have agreed (subject to certain conditions) to support the Merger and the other transactions contemplated hereby, pursuant to the terms of a letter agreement attached hereto as Exhibit "D".

         SECTION 5.13. Shareholder Meeting of Bromar. Bromar shall, at a meeting of its shareholders duly called by its Board of Directors to be held as soon as practicable following execution of this Agreement, submit this Agreement and the consummation of the Merger to a vote of its shareholders in accordance with the California Law.

         SECTION 5.14. Information Delivered to Shareholders. Bromar shall submit all shareholder notices, proxy solicitation material, written consents and other information to MSSC California and Marketing Specialists for its written approval (which approval shall not be unreasonably withheld) at least four days prior to delivering such materials to Bromar's shareholders. All such materials shall comply with the California Law and all applicable state and federal securities Laws. MSSC California and Marketing Specialists shall be provided with the opportunity to have one or more representatives attend shareholder meetings, if any, of Bromar.

         SECTION 5.15. Resignation of Officers and Directors. On or prior to the Closing, Bromar shall deliver, or cause to be delivered, to MSSC California and Marketing Specialists the resignation of each officer and director of Bromar and the Subsidiaries, effective at the Effective Time.

         SECTION 5.16. Use of Name. Marketing Specialists shall continue to use the name "Bromar" as part of the corporate name of the Surviving Corporation in connection with the operation of the Company Business for at least two years following the Effective Time.

         SECTION 5.17. Payment of Certain Transactional Fees by Marketing Specialists. Bromar acknowledges receipt of the amount of $100,000 from Marketing Specialists pursuant to the terms of the letter from Bromar to Marketing Specialists dated August 27, 1996. Bromar and Marketing Specialists agree that such amount shall be treated as a loan from Marketing Specialists to the Surviving Corporation in the event that the Merger is consummated. In the event that the Merger is not consummated, the terms of such letter shall control the disposition of such amount.

         SECTION 5.18. Provision of Monthly Financial Statements; Accounts Receivable. Until the Closing, within ten business days of the end of each calendar month, Bromar shall deliver to MSSC California and Marketing Specialists a true and complete copy of unaudited consolidated financial statements of the Company for the period beginning January 1, 1996 and ending on the last day of such calendar month, which have been prepared by the Chief Financial Officer of Bromar (the

"UPDATED 1996 FINANCIAL STATEMENTS"). Each of the Updated 1996 Financial Statements shall include an unaudited balance sheet of the Company as of the end of such calendar month and shall be accompanied by a certificate of the Chief Financial Officer that states that: "The Updated 1996 Financial Statements are accurate and correct in all material respects and fairly present the financial position and results of operations of the Company for the period therein identified in conformity with GAAP consistently applied (except that the 1996 Financial Statements do not include notes or normal year end adjustments)." Bromar shall deliver to MSSC California and Marketing Specialists a true and complete listing of the aging status of each of the accounts receivable of the Company as of October 31, 1996, within one day of the completion of such listing in accordance with the normal procedures of Bromar (in the event such listing is completed at least one day prior to the Closing).

         SECTION 5.19. Funding. On or prior to the Closing Date, Marketing Specialists shall provide (or cause other Persons to provide) MSSC California with all amounts necessary to fund the Exchange Fund. Marketing Specialists has informed Bromar of the identity of the Person from whom Marketing Specialists is obtaining funding for the Exchange Fund. Marketing Specialists shall inform Bromar in a reasonably prompt manner if there is any change in the source of or prospects for its funding for the Exchange Fund.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.01. Conditions Precedent to Obligations of MSSC California and Marketing Specialists. The obligations of MSSC California and Marketing Specialists under this Agreement are subject to the satisfaction or, unless prohibited by Law, the waiver by MSSC California and Marketing Specialists, at or before the Closing, of each of the following conditions:

         (a) Representations and Warranties. Except with regard to breaches and inaccuracies in the representations and warranties of Bromar contained herein (collectively, "PRE-CLOSING BREACHES") for which the aggregate adverse effect thereof on the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the Company or the transactions contemplated hereby has not been, is not and/or is not reasonably expected over time to be equal to or in excess of $500,000, the representations and warranties of Bromar contained herein shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations, warranties and statements were made at and as of such date. Pre-Closing Breaches shall be automatically waived at the Closing.

         (b) Performance. Bromar shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

         (c) No Transaction Litigation Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby arising out of any litigation brought by a former or current shareholder, director, officer or employee of the Company or by any trustee of the any of the Plans (such litigation collectively, "TRANSACTION LITIGATION").

         (d) No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby arising as a result of any event or litigation other than Transaction Litigation.

         (e) No Transaction Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (i) restrains or prohibits the consummation of the transactions contemplated hereby, (ii) would adversely effect Marketing Specialists' ability to exercise control over the Surviving Corporation after the Closing, or (iii) would have a Material Adverse Effect on the business, operations, condition (financial or otherwise), liabilities, Company Assets or earnings of the Surviving Corporation, which in the case of any of (i), (ii) or
(iii), arises out of or is related to Transaction Litigation.

         (f) No Other Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (i) restrains or prohibits the consummation of the transactions contemplated hereby, (ii) would adversely effect Marketing Specialists' ability to exercise control over the Surviving Corporation after the Closing, or (iii) except as otherwise set forth in Section 3.19 of the Disclosure Schedule, would have a Material Adverse Effect on the business, operations, condition (financial or otherwise), liabilities, Company Assets or earnings of the Surviving Corporation, which in the case of any of (i), (ii), or
(iii), arises out of or is related to any event or litigation other than Transaction Litigation.

         (g) Officers' Certificate. Bromar shall have delivered to MSSC California and Marketing Specialists a certificate, dated the Closing Date, executed by its Chief Executive Officer and Chief Financial Officer in their corporate capacity certifying the fulfillment of the conditions specified in
Section 6.01(a) and (b) hereof.

         (h) Secretary's Certificate. Bromar shall have delivered to MSSC California and Marketing Specialists a certificate, dated the Closing Date, executed by its Secretary or Assistant Secretary and certifying as to Bromar's articles of incorporation, bylaws, enabling resolutions, incumbency of officers and other reasonably related matters (including, without limitation, the articles of incorporation and bylaws of any Subsidiary).

         (i) Opinion of Bromar's Counsel. MSSC California and Marketing Specialists shall have received an opinion of Brobeck, Phleger & Harrison LLP, counsel to the Company, in the form attached hereto as Exhibit "E".

         (j) Documents. All documents to be delivered by the Company to MSSC California and Marketing Specialists at the Closing shall be duly executed and in form and substance reasonably satisfactory to MSSC California and Marketing Specialists.

         (k) Consents and Approvals. All material licenses, permits, consents, approvals and authorizations of all third parties and governmental bodies and agencies (other than approvals from Bromar's Board of Directors and shareholders, which are provided for elsewhere in this Agreement) shall have been obtained which are necessary, in the reasonable determination of counsel to MSSC California and Marketing Specialists, in connection with (a) the execution and delivery by each of the parties, as appropriate, of this Agreement, (b) the consummation by each of the parties of the transactions contemplated hereby or thereby or (c) the conduct by the Surviving Corporation of the Company Business substantially as conducted on the date hereof.

         (l) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired, or a notice of early termination shall have been granted, regarding the transactions contemplated hereby.

         (m) No Material Adverse Change. Except as specifically disclosed herein or in the Disclosure Schedule, the events occurring since December 31, 1995, and the conditions arising since such date shall not, in the aggregate, have resulted in, or with the passage of time or otherwise, reasonably be expected to result in, an adverse change (direct or indirect) of $500,000 or more on the business, operations, properties (including tangible and intangible properties), condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the Company.

         (n) Non-Foreign Status. At or prior to Closing, the Company shall have delivered to MSSC California and Marketing Specialists a statement certifying that it is not a foreign person, which statement shall comply with the requirements of Treasury regulation Section 1.1445-2(b).

         (o) O&D Releases. MSSC California and Marketing Specialists shall have received all of the O&D Releases, each duly executed by the appropriate officer or director.

         (p) Shareholder Approval. The shareholders of Bromar shall have duly approved the Merger and the other transactions contemplated hereby.

         (q) Other. MSSC California and Marketing Specialists shall have received such other documents or certificates as MSSC California and Marketing Specialists may reasonably have requested, including, without limitation, certificates of good standing with respect to each of Bromar and the Subsidiaries from the appropriate authority in its jurisdiction of incorporation and certificates of good standing with respect to each of Bromar and the Subsidiaries from the appropriate authority in each jurisdiction in which it is qualified to do business.

         SECTION 6.02. Conditions Precedent to Obligations of Bromar. The obligations of the Company under this Agreement are subject to the satisfaction or, unless prohibited by Law, the waiver by the Company at or before the Closing, of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of MSSC California and Marketing Specialists contained herein shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

         (b) Performance. MSSC California and Marketing Specialists shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by them at or prior to the Closing.

         (c) No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby.

         (d) No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that restrains or prohibits the consummation of the transactions contemplated hereby.

         (e) Officers' Certificates. Each of MSSC California and Marketing Specialists shall have delivered to Bromar a certificate, dated the Closing Date and executed by its Chief Executive Officer and Chief Financial Officer certifying the fulfillment of the conditions specified in Sections 6.02(a) and
(b) hereof.

         (f) Secretary's Certificates. MSSC California and Marketing Specialists shall have delivered to Bromar a certificate, dated the Closing Date, executed by its Secretary or any Assistant Secretary and certifying as to its organizational documents, enabling resolutions, incumbency of officers and other related matters.

         (g) Opinion of MSSC California's and Marketing Specialists' Counsel. Bromar shall have received an opinion, dated the Closing Date, from Andrews & Kurth L.L.P., counsel to MSSC California and Marketing Specialists, in the form attached hereto as Exhibit "F".

         (h) Releases. The directors and officers of Bromar and the Subsidiaries shall have received all of the O&D Releases, each duly executed on behalf of the Surviving Corporation.

         (i) Shareholder Approval. The shareholders of Bromar shall have duly approved the Merger and the other transactions contemplated hereby.

         (j) Documents. All documents to be delivered by each of MSSC California and Marketing Specialists to Bromar at the Closing shall be duly executed and in form and substance reasonably satisfactory to Bromar.

         (k) HSR Waiting Period. Any applicable waiting period under the HSR Act shall have expired, or a notice of early termination shall have been granted, regarding the transactions contemplated hereby.

                                   ARTICLE VII

                            TERMINATION OF AGREEMENT

         SECTION 7.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual agreement of Bromar, MSSC California and Marketing Specialists;

         (b) by MSSC California or Marketing Specialists pursuant to Section
5.10 hereof;

         (c) by MSSC California or Marketing Specialists, on or after December 4, 1996, if any of the conditions provided in Section 6.01 hereof of this Agreement have not been met or, to the extent permitted by applicable Law, have not been waived in writing by MSSC California or Marketing Specialists prior to such date; or

         (d) by Bromar, on or after December 4, 1996, if any of the conditions provided in Section 6.02 hereof have not been met or, to the extent permitted by applicable Law, have not been waived in writing by Bromar prior to such date.

         SECTION 7.02. Procedure Upon Termination. In the event of termination by Bromar, MSSC California or Marketing Specialists pursuant to Section 7.01 hereof, written notice thereof shall promptly be given to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

         (a) each of Bromar, MSSC California and Marketing Specialists shall return all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

         (b) all confidential information received by Bromar, MSSC California or Marketing Specialists with respect to the business of any other party or its subsidiaries or affiliates shall be treated in accordance with Section 5.08 hereof, and Section 5.08 hereof shall remain in full force and effect notwithstanding the termination of this Agreement.

         SECTION 7.03. Effect of Termination of Agreement in Certain Instances. In the event this Agreement is terminated by MSSC California or Marketing Specialists in accordance with the provisions of Section 7.01(c), and such termination occurs solely because of one of the conditions set forth in Sections 6.01(d), (f), (k) or (l) were not met as a result of conduct by Persons other than the parties hereto, then the Deposit shall be returned to MSSC California and MSSC California shall reimburse Bromar for all of its direct out-of-pocket legal, accounting and financial advisor costs relating to this Agreement (as reasonably incurred and documented) (such payable costs, collectively, the "RECOVERABLE COSTS"); provided, however, that Bromar shall only be entitled to payment by MSSC California or Marketing Specialists of the Recoverable Costs following termination of this

Agreement due to failure of the condition set forth in Section 6.01(l) if Bromar was unwilling on December 4, 1996 to extend the deadline for fulfillment of the condition set forth in Section 6.02(k) until February 4, 1997.

         SECTION 7.04. Limitation on Damages. The parties agree that the damages that might be realized by Bromar or its shareholders in the event that the Closing hereunder does not occur due to the breach of this Agreement by MSSC California and/or Marketing Specialists would be difficult to determine in advance. The parties, nonetheless, desire to make a reasonable estimate herein. Accordingly, in the event of certain breaches, Bromar and its shareholders shall be entitled to retain the Deposit pursuant to Section 1.10 hereof as liquidated damages and not as a penalty; provided, that such retention of the Deposit by Bromar shall be the sole and exclusive remedy of Bromar for any breach hereunder by MSSC California or Marketing Specialists (except in the case of MSSC California's or Marketing Specialists' bad faith or willful misconduct, for which Bromar may seek other damages).


                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01. Survival of Representations. Solely for the purpose referenced in Section 8.02 hereof, the representations, warranties and agreements made by Bromar in Sections 3.04, 3.07, 3.08 (limited to known items under this representation and warranty), 3.13, 3.18, 3.19, 3.22, 3.23, 3.25, 3.26, 5.01, and 5.14 (with respect to compliance with the California Law and applicable state and federal securities laws, to the extent that such compliance is dependent on information regarding the Company that is not disclosed in this Agreement or the Disclosure Schedule) of this Agreement shall survive any investigation made by or on behalf of MSSC California or Marketing Specialists and shall survive the Closing hereunder. None of the other representations, warranties or agreements of Bromar hereunder or any of the representations, warranties or agreements of MSSC California or Marketing Specialists hereunder shall survive the Closing.

         SECTION 8.02. Limitation of Liability. No recourse shall be available against Bromar, its officers, directors, shareholders, employees, representatives and affiliates for any misrepresentations or breaches by Bromar hereunder, except that recourse shall be available for claims regarding any willful or bad faith misrepresentations or breaches of Bromar hereunder against any Person who knowingly participated in such misrepresentation or breach.

         SECTION 8.03. Commissions. No party hereto has employed any investment banker, broker, finder or similar agent in connection with any transaction contemplated by this Agreement.

         SECTION 8.04. Definition of Knowledge. For the purpose of this Agreement, the Exhibits and Appendices to this Agreement and the Disclosure Schedule, the phrases "to the best knowledge" of any party and "known" and words of like effect shall mean to the knowledge of such party and any officer, director or manager of any such party, as such knowledge has been, or should have been, obtained in the performance of their duties in the ordinary course of business in a prudent and diligent manner, which knowledge shall also include information existing in the records and files of such party.

         SECTION 8.05. Definition of Material Adverse Effect and Material Adverse Change. "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means, with respect to any party, any change, occurrence or effect (direct or indirect) on the business, operations, properties (including tangible and intangible properties), condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of such party and its subsidiaries taken as a whole that reasonably could be expected to exceed $20,000. "Material" or "materially" or words of like effect shall refer to items capable of producing a monetary effect of at least $20,000 on the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, prospects, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the relevant party and its subsidiaries taken as a whole.

         SECTION 8.06. Glossary. Set forth as Appendix III hereto is a glossary of all defined terms used in this Agreement. The glossary is provided for the convenience of the parties only. In the event any difference exists between any definition set forth in the glossary and any definition set forth in this Agreement, the definition set forth in this Agreement shall control.

         SECTION 8.07. Expenses, Taxes, Etc. Except as otherwise provided herein, in the event of the termination of this Agreement prior to Closing, each of the parties hereto shall pay all fees and expenses incurred by it or any of its affiliates in connection with the transactions contemplated by this Agreement.

         SECTION 8.08. Successors and Assigns. No party shall have the right to assign all or any part of its interest in this Agreement without the prior written consent of the other parties, and any attempted transfer without such consent shall be null and void.

         SECTION 8.09. No Third-Party Benefit. Nothing in this Agreement shall be deemed to create any right or obligation in any Person not a party hereto and this Agreement shall not be construed in any respect to be a contract or agreement in whole or in part for the benefit of or binding upon any Person not a party hereto.

         SECTION 8.10. Entire Agreement; Amendment. This Agreement, the Exhibits, the Appendices, the Escrow Agreement, the Disclosure Schedule, the August 27, 1996 letter from Bromar to Marketing Specialists and the letter dated the date hereof from Marketing Specialists and MSSC California to Bromar constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all prior oral and written agreements, memoranda, understandings and undertakings between the parties hereto relating to the subject matter hereof including, without limitation, the letter of intent dated August 16, 1996 between Bromar and Marketing Specialists and the term sheet attached thereto. This Agreement may not be modified, amended, altered or supplemented except by a written instrument executed and delivered by each of the parties hereto.

         SECTION 8.11. Reformation and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof and such illegality, invalidity or unenforceability does not result in a material failure of consideration, then;

         (a) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable; and

         (b) the legality, validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         SECTION 8.12. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to MSSC California or Marketing Specialists:

         Marketing Specialists Sales Company
         2324 Gateway Drive
         Irving, Texas 75063
         Attention: Ronald D. Pedersen

         with a copy to:

         Andrews & Kurth L.L.P.
         4400 Thanksgiving Tower
         1601 Elm Street
         Dallas, Texas 75201
         Attention: J. Gregory Holloway, Esq.

         If to Bromar:

         Bromar, Inc.
         15 Corporate Plaza
         Newport Beach, California 92660
         Attention: Jeffrey B. Hill

         with a copy to:

         Brobeck Phleger & Harrison L.L.P.
         Spear Street Tower
         One Market
         San Francisco, California 94105
         Attention: George A. Hisert, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

         SECTION 8.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

         SECTION 8.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         The remainder of this page is intentionally left blank.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

                                    BROMAR, INC.



                                    By: /s/ JEFFREY B. HILL
                                       -----------------------------------------
                                    Name: Jeffrey B. Hill
                                         ---------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------


                                    MARKETING SPECIALISTS SALES COMPANY


                                    By: /s/ RONALD D. PEDERSEN
                                       -----------------------------------------
                                    Name: Ronald D. Pedersen
                                         ---------------------------------------
                                    Title: Chairman & CEO
                                          --------------------------------------


                                    MSSC CALIFORNIA, INC.


                                    By: /s/ RONALD D. PEDERSEN
                                       -----------------------------------------
                                    Name: Ronald D. Pedersen
                                         ---------------------------------------
                                    Title: Chairman & CEO
                                          --------------------------------------

















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